Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
File No. 333-197470
PROSPECTUS SUPPLEMENT NO. 24
DATED July 16, 2015 (To Prospectus Dated August 7, 2014)
AMEDICA CORPORATION
2,326,409 Shares of Common Stock
This Prospectus Supplement No. 24, dated July 16, 2015 (“Supplement No. 24”), filed by Amedica Corporation (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated August 7, 2014 (as amended and supplemented from time to time, the “Prospectus”). This Supplement No. 24 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the sale of up to 2,326,409 shares of our common stock by MG Partners II Ltd., or the Selling Stockholder, consisting of:

•	1,706,667 shares issued or issuable upon conversion of an aggregate principal amount of $6.4 million of our senior convertible notes, including accrued interest, subject to adjustment;

•	50,853 shares issued to the Selling Stockholder in connection with a securities purchase agreement dated June 30, 2014; and

•	568,889 shares issued or issuable to the Selling Stockholder upon exercise of warrants at an exercise price of $4.65 per share, subject to adjustment pursuant to the terms of the warrant.
This Supplement No. 24 incorporates into our prospectus the information contained in our attached Current Report on Form 8-Ks, which were filed with the Securities and Exchange Commission on June 26, 2015 and July 07, 2015.
We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.
THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ORIGINAL PROSPECTUS.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Supplement No. 24 is July 16, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 25, 2015

Amedica Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On November 26, 2014, Amedica Corporation (“Amedica” or the “Company”) completed a secondary offering in which the Company sold and issued 11,441,646 units. Each unit was issued at a price of $1.14 and consisted of one share of common stock and one common stock warrant (“Secondary Offering Warrant”). The Company issued an additional 1,716,246 Secondary Offering Warrants pursuant to the exercise of the underwriters’ over-allotment option, resulting in the issuance of a total of 13,157,892 Secondary Offering Warrants in the offering.
As of the date of this report 13,015,912 of the Secondary Offering Warrants had been exercised via a cashless exercise provision in the warrant resulting in the issuance of 38,147,958 shares of the Company’s common stock. The remaining Secondary Offering Warrants outstanding as of the date of this report are 141,980. As of the date of this report, there are 65,758,131 shares of common stock outstanding.
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: June 26, 2015	/s/ Ty Lombardi
Ty Lombardi Vice President, Finance and Principle Accounting Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2015

Amedica Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
On June 30, 2015, Amedica Corporation (the “Company”) received written notice from Hercules Technology Growth Capital, Inc. (“Hercules”) that an event of default has occurred with respect to that certain Loan and Security Agreement dated as of June 30, 2014 (the “Loan and Security Agreement”) by and between Hercules in its capacity as administrative and collateral agent, the parties who are lenders thereunder, Amedica Corporation, and US Spine, Inc. (the “Hercules Notice”). The Hercules Notice provides that the notice was transmitted solely for informational purposes at this time and that Hercules reserves all of its rights under the Loan and Security Agreement. Hercules has not accelerated or demanded any payment at this time. A description of the Loan and Security Agreement and related agreements is contained in the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2014, which report is incorporated herein by reference.

The Hercules Notice indicates that an event of default has occurred as the result of, without limitation, that certain Event of Default Redemption Notice dated June 18, 2015 transmitted by MG Partners II Ltd. (“Magna”) to the Company (the “Magna Notice”). The Company previously disclosed the receipt of the Magna Notice in a Form 8-K filed with the SEC on June 25, 2015. The Company disagrees with Magna’s claims that an event of default has occurred and asserts that no event of default has occurred or is continuing, and consequently the demand for payment is invalid. The Company has invited Magna to immediately reconsider and to rescind its Notice of Default and request for payment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: July 7, 2015	/s/ Ty Lombardi
Ty Lombardi Vice President, Finance and Principal Accounting Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2015

Amedica Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On July 7, 2015, the Registrant issued a press release providing an update on FDA inquires and Femoral Head Testing Protocol feedback. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits.

99.1	Press Release dated July 7, 2015.

Exhibit 99.1
Amedica Corporation Provides Update on FDA Inquiries and Femoral Head Testing Protocol Feedback

SALT LAKE CITY, July 7, 2015 -- Amedica Corporation (Nasdaq:AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, today announced that responses to the U.S. Food and Drug Administration (“FDA”) inquiries regarding the Company’s cervical composite silicon nitride interbody device were submitted to the FDA on June 30, 2015. Additionally, the Company has received feedback from the FDA regarding its wear testing femoral head protocols.

Submission for 510(k) clearance of the Valeo C Interbody with CsC Osteo-Conductive Scaffolding ("Valeo C CsC"), which was submitted in the first quarter of 2015, relates to the Company’s CASCADE clinical trial of its composite silicon nitride spinal interbody devices. Since submission, the Company received a list of questions from the FDA requesting additional information pertaining to the product’s clinical performance data, as well as indications for use and device description. The Company has responded to the questions and now awaits clearance of the Class II medical device for commercial distribution or additional communication from the FDA.

“After successfully completing an important surveillance audit with no non-conformities being identified, we’ve submitted responses to the FDA questions regarding our composite silicon nitride device,” said Dr. Sonny Bal, chairman and CEO of Amedica Corporation. “Our submission starts the clock once again with the FDA, and we remain hopeful for a final response during the third quarter of this year. As sales momentum of this unique device continues to build in Europe, we look forward to beginning domestic shipments as soon as we achieve clearance.”

“We also received very constructive feedback on our proposed wear testing protocol and have a clearer understanding of the pathway to market for our silicon nitride femoral heads in the U.S.,” continued Dr. Bal. “The comments by the FDA will ensure that the testing of our material, as compared to other ceramic predicate devices on the market, will meet or exceed existing testing standards. Silicon nitride is the toughest, most fracture resistant, chemically stable bioceramic available today. We look forward to a direct comparison to all other femoral head materials, which is slated to begin later this year, to confirm our claim that silicon nitride is the ideal biomaterial of choice.”

About Amedica Corporation

Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, one of the world's largest ceramic manufacturers. Amedica's spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica's future business operations as well as the assumptions upon which such statements are based. Such forward-looking statements are subject to risks and uncertainties such as the timing and success of new product introductions, FDA review and clearance, physician acceptance, endorsement, and use of Amedica's products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica's Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 24, 2015, and in Amedica's other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contact:
Mike Houston
Director of Investor Relations
801-839-3534
mhouston@amedica.com